Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228029 and 333-234686 on Form S-3 and Registration Statement Nos. 333-257072, 333-219793, 333-228401 and 333-227111, on Form S-8 of our report dated March 4, 2021, relating to the financial statements of Tidewater Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Houston, Texas

March 9, 2022